Exhibit 10.7

[*] =
Certain confidential information contained in this document, market by brackets, have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CARBON DIOXIDE (“CO2“) SALES AGREEMENT

between

LIMA ENERGY COMPANY

and

CAMBRIDGE RESOURCES, LLC

Business Confidential

CARBON DIOXIDE (“CO2”) SALES AGREEMENT
BETWEEN
LIMA ENERGY COMPANY
AND
CAMBRIDGE RESOURCES, LLC

ARTICLE	TITLE	PAGE

1	DEFINITIONS	4
2	QUANTITY	5
3	SPECIFICATIONS	5
4	DELIVERY PRESSURE	6
5	INSTALLATION AND FIRST DELIVERY	6
6	AVAILABILITY AND PLANNED MAINTENANCE	7
7	COMPRESSION, PUMPING AND METERING EQUIPMENT	8
8	CONTRACT PRICE	9
9	CARBON CREDITS	12
10	TAXES	13
11	FORCE MAJEURE	14
12	LIABILITY	14
13	ASSIGNMENT	16
14	APPLICABLE LAW	16
15	DURATION OF AGREEMENT	16
16	WAIVER	17
17		17
18	DISPUTE RESOLUTION	17
19	NOTICES	18
20	HEADINGS	19
21	CONFIDENTIALITY	19
22	ENTIRE AGREEMENT	20

THIS AGREEMENT is made and entered into as of March 17, 2008 and between LIMA ENERGY COMPANY an Ohio corporation with an office located at 312 Walnut Street, Suite 2300, Cincinnati, Ohio, 45202 (hereinafter referred to as “Company”) and CAMBRIDGE RESOURCES, LLC, an Ohio limited liability company with principal offices at 312 Walnut Street, Suite 2300, Cincinnati, Ohio 45202-4094, (hereinafter referred to as “Cambridge”).  The Company and Cambridge are referred to collectively as “The Parties.”

WITNESSETH:

WHEREAS, Cambridge is a wholly-owned subsidiary of Carbon Management Technologies, LLC an Ohio limited liability company (“CMT”); and

WHEREAS, CMT is a joint venture between the Company’s parent, Global Energy, Inc., an Ohio corporation, and HTC Purenergy Inc., a corporation chartered and organized under the laws of the Province of Alberta, Canada; and

WHEREAS, Company will produce carbon dioxide during production of synthetic natural gas (“SNG”) from Synthetic Gas that it manufactures by the gasification of solid feedstock materials at its gasification facility being developed at Lima, Ohio (“Facility”) ; and

WHEREAS, Company requires an assured outlet for the CO2 its Facility produces, and believes Enhanced Oil Recovery and Sequestration technologies will provide environmentally-friendly uses for CO2 in Ohio; and

WHEREAS, Cambridge desires to buy, and the Company desires to sell, Carbon Dioxide (CO2) for use in Enhanced Oil Recovery (EOR) and carbon sequestration projects in Ohio; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, Cambridge and Company agree as follows:

ARTICLE I – DEFINITIONS

As used in this Agreement:

1.1	“Agreement” means this Carbon Dioxide (CO2) Sale Agreement and any Exhibits attached hereto.
1.2	”Availability” has the meaning set forth in Article 6.1.
1.3	“Cambridge’s CO2 Requirements” means Cambridge’s purchased requirements of CO2 in compressed liquid form.
1.4
“Carbon Credits” means units of credit granted for a specific quantity of carbon dioxide successfully sequestered in the ground via Enhanced Oil Recovery or into an approved location, based on an approved measurement and monitoring protocol that enables the units to be used in a carbon trading market.

1.5	“Contract Quantity” means the Quantity specified in Article 2.1.
1.6
“Standard Cubic Foot (“SCF”),” means that quantity of CO2, which in gaseous form would occupy a volume of one cubic foot at 70 degrees Fahrenheit temperature and 14.696 pounds per square inch absolute pressure.

1.7	“First Delivery Date” means the date on which Company is capable of delivering CO2 to Cambridge, and Cambridge is capable of receiving CO2, at the CO2 Delivery Point.
1.8	“Delivery Pipeline” means the pipeline that will be constructed and used by Cambridge to transport CO2 from the CO2 Delivery Point to EOR or Sequestration sites selected by Cambridge.
1.9	“CO2 Delivery Point” means the valve immediately downstream of Company’s compression, pump and metering station.
1.10	“CO2 Facility” means the facilities owned and operated by Company for the production of CO2 delivered hereunder.

1.11	“Maximum Quantity” means the maximum hourly rate of flow of CO2, measured in SCFH.
1.12	“Standard Cubic Feet Per Hour (“SCFH”)” means an instantaneous rate of flow, which would be equivalent to one (1) standard cubic foot (SCF) if continued for one (1) hour.
1.13	“SCFD” means an instantaneous rate of flow, which would be equivalent to one (1) standard cubic foot (SCF) if continued for a one (1) twenty-four hour day.

ARTICLE 2 – QUANTITY

2.1
Company will sell and deliver to Cambridge and Cambridge will purchase and receive from Company, on the terms and conditions hereinafter set forth, all CO2 the Company produces up to a Contract Quantity of [*]  SCFH (“Contract Quantity”), which is approximately equal to [*] short tons of CO2 per day.

2.1.1	The Contract Quantity shall be adjusted based upon the actual quantity of CO2 the Facility is designed to produce
2.2
Cambridge shall, at its own expense, arrange for and provide the capability to sequester one hundred percent (100%) of the Contract Quantity, or any portion thereof, in the event that Cambridge’s EOR operations are out of service or otherwise curtailed.

2.3	Subject to the provisions of Article 6 and 10, Company will deliver CO2 to Cambridge up to the Contract Quantity.

ARTICLE 3 – SPECIFICATIONS

3.1
The Parties acknowledge that CO2 produced at the Facility will generally contain trace quantities of substances other than CO2, due to gas processing technologies employed. The Company will work in good faith with Cambridge to ensure CO2 delivered hereunder conforms to the specification to be developed following Cambridge discussions with oil field production companies for use in EOR, which will use the CO2 produced at the CO2 Facility, or as required by regulation, as the case may be.

[*] =
Certain confidential information contained in this document, market by brackets, have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.2
THERE ARE NO EXPRESS WARRANTIES OR GUARANTEES BY COMPANY OTHER THAN THOSE SPECIFIED IN THIS ARTICLE 3.1.  NO WARRANTIES OR GUARANTEES BY COMPANY (OTHER THAN WARRANTY OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED UNDER THE UNIFORM COMMERCIAL CODE, INCLUDING, WITHOUT LIMITATION, NO WARRANTY OF MERCHANTABILITY AND NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 4 – DELIVERY PRESSURE

4.1	CO2 will be delivered to the CO2 Delivery Point at a pressure of approximately 2200 pounds per square inch gauge (psig) unless otherwise mutually agreed upon by Cambridge and Company.

ARTICLE 5 – INSTALLATION AND FIRST DELIVERY

5.1
The Company, at its expense, shall provide and install equipment required at the CO2 Delivery Point, including electrical service, metering and measuring capabilities at an appropriate location, and supplying electrical energy necessary for their operation.

5.2
Cambridge, at its own expense, shall provide and install the pipeline for transmission of the CO2 from the CO2 Delivery Point to its selected EOR and Sequestration site(s), as well as any processing, compression or recompression equipment necessary during transmission or injection.

5.2.1	The installation shall include capacity for Cambridge to accept delivery and sequester the Contract Quantity of CO2, in the event that EOR use of the CO2 is not available
5.3
For planning purposes, Company and Cambridge intend delivery and custody transfer of CO2 at the CO2 Delivery Point some time in the first half of calendar year 2011.  However, Company will advise Cambridge of its expected First Delivery Date from the Lima Energy Facility monthly, beginning July 1, 2010.

5.4
Cambridge shall advise Company the status of its development and installation of its EOR and Sequestration infrastructure monthly beginning July 1, 2010, of its expected First Delivery Date that will enable Cambridge to accept delivery of, and to sequester, the Contract Quantity of CO2 upon commissioning of the Lima Energy Facility.

5.5	Title to and legal responsibility for the presence and location of the CO2 shall pass from the Company to Cambridge at the CO2 Delivery Point.

ARTICLE 6 – AVAILABILITY AND PLANNED MAINTENANCE

6.1
The Parties acknowledge that both SNG production facilities and oil production facilities typically operate on a generally continuous 24/7/365 basis, though CO2 flooding may be intermittent.  The Company and Cambridge shall coordinate planned outages of the Lima Energy Facility, once Cambridge has developed its EOR and sequestration opportunities.

6.2	Company requires one or two, planned outages per year to maintain its Lima Energy Facility.
6.3
The Parties will use best reasonable efforts to coordinate scheduled maintenance to minimize adverse impacts, and will provide the other Party with advanced notice of any shutdown of either the Company’s Lima Energy Facility or Cambridge’s EOR and Sequestration infrastructure.

ARTICLE 7 – COMPRESSION, PUMPING AND METERING EQUIPMENT

7.1
Company, at its expense, will provide necessary utilities for the compression, pumping and metering equipment up to the CO2 Delivery Point.  Company, at its expense, will install appropriate temperature and pressure compensated metering equipment, which shall be suitable for metering the volume, in SCFH, prior to compression to the final delivery pressure specified in Article 4, and other agreed parameters of the CO2.  Company will maintain and operate such metering equipment to measure the quantities of CO2 delivered to Cambridge.  The Parties shall use industry standards to calibrate and correct meters to be used for measuring CO2.  Company will install equipment to enable appropriate and relevant data transmission from the metering equipment to Cambridge.

7.2
Company, at its expense, will test and calibrate the metering equipment at semi-annual intervals determined by Company.   Cambridge may have representatives present during these tests.  Readings will be corrected to cubic feet measured at 70 degrees Fahrenheit and 14.696 pounds per square inch absolute pressure.  In addition to such semi-annual calibrations, Company shall test the metering equipment upon Cambridge’s request, but not more than two additional tests per calendar year, in the presence of Cambridge’s representatives.  If the metering equipment is found on such test to be accurate, as defined below, then Cambridge shall reimburse Company for the cost and expense of any test requested by Cambridge.  However, if on any test requested by Cambridge the metering equipment is found to be inaccurate then the Company shall pay the cost and expense of the test and of correcting the inaccuracy in the metering equipment.  If, on any test, the metering equipment is found to be inaccurate, a correcting invoice will be rendered to cover the actual amount of CO2 delivered to Cambridge through the metering equipment for last one half (1/2) of the period from the date such metering equipment was last tested and considered accurate to the date on which the metering equipment was found to be inaccurate.  If, on any test of the metering equipment its inaccuracy is not over two percent (2%), either plus or minus, the metering equipment will be considered accurate.

7.3
At Cambridge’s request, Company shall provide to Cambridge, at the metering equipment site, signals from Company’s flow measuring equipment indicating CO2 volume.  Cambridge may, at its expense, transmit such signals to Cambridge’s plant or other facilities. However, only Company’s determination of CO2 volume shall be used for purposes of administering this Agreement.

ARTICLE 8 – CONTRACT PRICE

8.1
Each calendar month, on a day within that calendar month and as near as practicable to the last business day of such month, Company will read the metering equipment installed pursuant to Article 7.1 to determine the quantity of CO2 delivered to Cambridge during such calendar month.  Company will provide reasonable advanced notice of the timing of such meter reading.  Cambridge may have a representative present during these readings.  Based upon the Company’s determination of the quantity of CO2 delivered to Cambridge during such calendar month, Company will invoice Cambridge, and Cambridge will pay Company, in accordance with the prices set forth below plus the amount of any sales, use or other excise tax now or hereafter imposed by reason of the sale or delivery of the quantities of CO2 reflected by the readings.

a)           Beginning with the First Delivery Date through the first full calendar year following the First Delivery Date, the price of CO2 delivered to Cambridge shall be [*] per ton.

b)           The price of CO2 delivered to Cambridge for each year of the Agreement shall be adjusted annually at the beginning of each calendar year after the first full calendar year after the First Delivery Date.  In no case shall the Contract Price be less than [*] per ton.  The price shall be changed according to the following formulas:

Price(y) = [*] * [0.50 * PPI(y-1) / PPI(0) + 0.50]

Where:

➢	Price(y) is the Price (in $/ton) in a subsequent year Y

➢	PPI(y-1) is the Producer Price Index for December of the immediately preceding year.

➢	PPI(0) is the Producer Price Index for December of the year of the First Delivery Date at the Facility.

Note:  An alternate equation would be:

Price(X) = [*] * ½ [1 + PPI(x-1) / PPI(0)]

These formulas are intended to cause the price to change by one half of the change in the Producer Price Index for December of the immediately  preceding year divided by the Producer Price Index for December of the previous year after the first full calendar year following the First Delivery Date, multiplied by [*] per ton.

[*] =
Certain confidential information contained in this document, market by brackets, have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.2
Cambridge shall take, or if not taken, shall pay for, at the price set forth in Article 8.1, all CO2 produced and delivered by the Facility in accordance with Article 2.1. However, Cambridge shall not be required to pay for CO2 when (a) CO2 is rejected by Cambridge for the CO2’s failure to comply with the specification referred to in Article 3.1 or (b) a force majeure event affecting Cambridge or Company exists as provided in Article 11.1.   Notwithstanding the above, Cambridge shall sequester all CO2 exempted from the take or pay requirement by virtue of (a) or (b) above, unless Cambridge’s ability to sequester is curtailed due to a force majeure event.

8.3
Terms of payment will be net twenty (20) days following Cambridge’s receipt of invoice.  If Cambridge fails to make timely payment in accordance with the terms of this Agreement, Company reserves the right, among other remedies, to:  (a) assess a late payment charge against the unpaid portion of such invoiced amount at an interest rate of 1.5% per month from the first day following said twenty (20) day period until payment is received, provided however, said interest rate shall not be higher than that permitted by law; and/or (b) suspend deliveries hereunder or terminate this Agreement.

8.4
The parties to this Agreement acknowledge the potential value of Electronic Data Interchange (“EDI”) for invoicing and payment of invoices and therefore agree that if either party desires to implement EDI, then Cambridge and Company shall, following a request for EDI implementation, negotiate in good faith to implement EDI for Company’s invoices to Cambridge and Cambridge’s payment to Company hereunder.  However, neither Party shall be obligated to implement EDI system.

8.5	The price adjustment indices used in the price formulas set forth in Articles 8.1 and 8.2 are defined as follows:

PPI means the annualized average monthly Producer Price Index – Industrial Commodities (where the base is 1982=100) published by the United States Department of Labor, Bureau of Labor Statistics.

8.6
If the index PPI referred to above is revised and published on some base other than 1982=100, the values of PPI used in the price formula in Article 8.1 will be adjusted to the new base in accord with such conversation schedule, or factor as may be supplied by the Bureau of Labor Statistics.  If the publication containing PPI cease to exist or generate the necessary data, Company and Cambridge shall agree to the selection of a new index, which is based on similar information.

8.7
Company will calculate changes in prices using the formula set forth in Article 8.1 according to changes in the price adjustments indices.  Adjustments shall be implemented annually effective as of the first day of January  based on any changes to PPI.

ARTICLE 9 – CARBON CREDITS

9.1
Cambridge shall make all efforts to qualify for the certification of Carbon Credits as they are anticipated and ultimately earned from any EOR and/or sequestration activity Cambridge may undertake.   CMT will assist Cambridge in its efforts.  The Company shall cooperate with Cambridge as Cambridge seeks recognition of CO2 which is, or has been, sequestered or otherwise used for EOR, as “banked units” in anticipation of future qualification as certified credits.

ARTICLE 10 – TAXES

10.1
If at any time during the term of this Agreement any tax, other than a net income or excess profits tax or general franchise tax imposed on corporations on account of their right to do business within the state as a foreign corporation and other than a tax covered by Article 8.1 or 8.2, is newly imposed on Company by any governmental authority which directly increases Company’s costs incurred in the production, sale or delivery of CO2 to Cambridge hereunder, or if, due to rate change or other actions of a governmental authority, there is an increase in any such tax presently existing, then Cambridge will reimburse Company therefore on a prorated basis related to all sales of CO2 by Company to the extent that Company’s costs for production, sale or delivery hereunder are directly increased thereby.  Likewise, if any such tax shall be eliminated or if there shall be decrease in the rate of such tax, Company will credit Cambridge on prorated basis related to all sales of CO2 by Company through Company’s Pipeline an amount equal to the reduction in tax which is realized by Company.

10.2
Cambridge shall furnish Company proper evidence of exemption to establish exemptions from taxes, fees, and other charges now in effect or thereafter imposed by any governmental authority on or with respect to production sale or delivery of CO2 by Company.

ARTICLE 11 – FORCE MAJEURE

11.1
Neither party hereto will be liable to the other for default or delay in the performance of any of its obligations hereunder (except any obligation to make payments when due) due to act of God, accident, fire, flood, storm, freezing weather, riot, war, sabotage, explosion, strike, concerted acts of workers, national defense requirement, governmental law, ordinance, rule or regulation, whether valid or invalid, extraordinary failure of equipment or apparatus, inability to obtain electricity or natural gas, raw material, labor, equipment or transportation or any similar or different contingency beyond its reasonable control which would make performance commercially impracticable whether or not the contingency is of the same class as those enumerated above, it being expressly agreed that such enumeration shall be non-exclusive provided, however, that neither business downturn nor economic conditions will qualify a contingency within the meaning of this Article 10.  In those instances where either party hereto, its agents, or subcontractors, is required to obtain servitudes, rights of way, permits or licenses for pipelines to enable such party to fulfill it obligations hereunder, the inability of such party to acquire, or the delay on the part of such party in acquiring, at reasonable cost and after exercise of all reasonable efforts, or the inability of such party to retain or renew such servitudes, rights of way, permits or licenses at reasonable cost and after the exercise of all reasonable efforts shall constitute a contingency within the meaning of this Article 11.

ARTICLE 12 – LIABILITY

12.1
Each Party acknowledges that there are certain hazards associated with CO2, including without limitation the production, transportation, storage, use and handling thereof, and the Parties represent that their personnel concerned with CO2 are aware of such hazards.

12.2	As between the Company and Cambridge, the Company assumes responsibility and liability for effective handling and management of CO2 within its Lima Energy Facility and up to the CO2 Delivery Point.

12.3	As between the Company and Cambridge, Cambridge assumes all responsibility and liability for effective handling and management of CO2 after the CO2 Delivery Point.

12.4	Each Party shall warn, train and protect its employees, independent contractors and others, exposed to the hazards posed by their transportation, storage, use and handling of CO2.

12.5
Company will provide documents to Cambridge containing Company’s safety and health information pertaining to CO2, including Company’s Material Safety Data Sheet(s), and Cambridge will incorporate such information into the Cambridge safety program as appropriate.  Neither party shall be liable under this Agreement for any incidental, consequential, indirect, or special damages incurred as the result of any act or failure to act by the other party.

12.6
Each party hereby indemnifies and holds harmless the other party from any actions, lawsuits, demands, claims, losses, expenses, costs, including without limitation legal fees, and damages, arising from injury, illness or death due to events occurring on the indemnifying party’s side of the CO2 Delivery Point.

ARTICLE 13 – ASSIGNMENT

13.1
The rights and obligations of each party hereunder shall not be assigned without the written consent of the other party, which consent shall not be withheld unreasonably, except that either party may, without the consent of the other party, assign all of its interest, rights and obligations hereunder (a) to a successor company of substantially all the business assets of such party by way of merger, consolidation or acquisition, (b) to an affiliate, (c) to a company with which either party merges or consolidates, or (d) to a partnership or venture in which the assigning party holds at least fifty percent (50%) interest, but in any such assignment, the assigning party shall remain liable for its obligations hereunder and in the event of an assignment not requiring consent hereunder, the assigning party shall promptly give notice to the non-assigning party which shall promptly acknowledge such assignment upon receipt of notice of assignment from the assigning party.

13.2
This Agreement, including without limitation any and all renewals, extensions, amendments and/or supplements hereto, and all rights, title and interest contained herein, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

ARTICLE 14 – APPLICABLE LAW

14.1	This Agreement will be governed by the laws of the State of Ohio.

ARTICLE 15 – DURATION OF AGREEMENT

15.1
This Agreement shall be in effect from the date first written above and will continue in effect thereafter for twenty (20) years from the First Delivery and thereafter until terminated by either party upon giving not less than twelve (12) months prior written notice of such termination to the other party.

ARTICLE 16 – WAIVER

16.1	A waiver of any of the terms or conditions hereof shall not be deemed a continuing waver, but shall apply solely to the instance to which the waiver is directed.

ARTICLE 17

17.1	Intentionally left blank.

ARTICLE 18 – DISPUTE RESOLUTION

18.1
If a dispute arises between Company and Cambridge concerning the interpretation or performance of this Agreement, the parties will promptly appoint representatives to enter into good faith negotiations to resolve the matters in dispute in a commercially reasonable manner.  Each party will notify the other party in writing of the name (s) of its representative (s).

18.2
If pursuant to Article 18.1, a dispute cannot be resolved within thirty (30) calendar days after the company representatives are appointed, the matters in dispute will be referred to an executive level manager of each party for resolution.  Such referral will be made in writing within five (5) business days after the expiration of the initial thirty (30) day negotiation period.

18.3
If, pursuant to Article 18.2, the executive level managers are unable to resolve the dispute within fifteen (15) business days after the matter in dispute is referred to them, the dispute will be submitted to a single, qualified, independent arbitrator.  The arbitrator will have not less than ten (10) years experience in and broad knowledge of refinery and  chemical plant operations, oil production, and pipeline operations.  The arbitrator will be jointly selected by the parties or, if the parties cannot agree upon an arbitrator within fifteen (15) business days after a dispute is submitted for arbitration, the arbitrator will be appointed by the American Arbitration Association.  The arbitrator will conduct an expedited arbitration proceeding and will apply the laws of the State of Ohio and the Commercial Arbitration Rules of the American Arbitration Association to issue a decision and award resolving any matter in dispute.  The decision of the Arbitrator shall be binding upon the Parties.

18.4	Each Party shall bear its own expenses of and during the arbitration and shall share the costs and expenses of the arbitrator equally.

18.5	Should the Party seeking legal remedy after binding arbitration lose, that Party shall be obligated to pay court costs and legal fees of the other Party.

ARTICLE 19 – NOTICES

19.1
Except as otherwise specifically provided herein, all notices, requests, demands, invoices, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail postage prepaid, and properly addressed as follows:

COMPANY:	Lima Energy Company.
312 Walnut Street, Suite 2300
Cincinnati, OH 45202-4094
ATTENTION:	H. Lee Riechart, President

CAMBRIDGE:	Cambridge Resources, LLC
312 Walnut Street, Suite 2300
Lima, OH 45202-4094
ATTENTION:	Dr. Steven C. Vick or Lionel Kambeitz

INVOICES:	Cambridge Resources, LLC
ATTENTION:	Accounts Payable

or to such other party or such other address as either party shall from time to time designate for the purpose.  Notices requesting CO2 or information regarding CO2 availability shall be made telephonically to Company at (513) 621 0077

ARTICLE 20 – HEADINGS

20.1	Any headings contained in this Agreement are used only as a matter of convenience and references and are in no way intended to define, limit, expand, or describe the scope of this Agreement.

ARTICLE 21 – CONFIDENTIALITY

21.1
Both parties acknowledge that in the course of performance of this Agreement, both parties may be disclosing or obtaining confidential information.  Both parties agree to refrain from using the other party’s confidential information other than to perform its duties under this Agreement and to keep confidential and refrain from disclosing confidential information other than in response to a subpoena issued by a governmental entity or a court of law.  Termination or expiration of this Agreement shall not relieve either party of its obligations under this Article.  Both parties’ obligation under this Article 21 shall not apply to any confidential information when and to the extent that the content of such was known to the receiving party on a non-confidential basis at the time of disclosure or when, after and to the extent that the content of such information is generally known to the public and either party presents the other with reasonable and sufficient evidence of such fact, and to the extent that such information is made known to either party from a third party who did not obtain it directly for indirectly form either party.  The foregoing shall not, by implication or otherwise, obligate either party to disclose any technical information, knowledge, specifications, drawings, or designs other than may be necessary in the opinion of both parties to enable such party to perform its obligations hereunder.

ARTICLE 22 – ENTIRE AGREEMENT

22.1
The entire agreement is written here.  There are no other promises, representations or warranties affecting this Agreement.  Any other or different terms and conditions appearing in any purchase orders issued or accepted hereunder shall be deemed null and void.  Neither of the Parties shall be bound by any terms, conditions, decisions, definitions, warranties or representations with respect to the subject matter hereof other than as expressly provided herein, or as stated on or subsequent to the date of this agreement in writing properly signed on behalf of the Parties to this agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CAMBRIDGE RESOURCES, LLC

By:	/s/ Lionel Kambeitz
Name:
Title:	CEO
Date:	March 17, 2008

LIMA ENERGY COMPANY

By:	/s/ H. Lee Reichart
Name:
Title:	President
Date:	March 17, 2008